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                                                                      EXHIBIT 23

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
D&K Healthcare Resources, Inc.:

We consent to incorporation by reference in the registration statement No. 333-24263 on Form S-8, and No. 333-114872 on Form S-3 of D&K Healthcare Resources, Inc. of our report dated June 24, 2005, relating to the statements of net assets available for benefits of the D&K Healthcare Resources, Inc. 401(k) Profit Sharing Plan and Trust as of December 31, 2004 and 2003, and the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedules as of and for the year ended December 31, 2004, which report appears in the annual report on Form 11-K of the D&K Healthcare Resources, Inc. 401(k) Profit Sharing Plan and Trust.

/s/ KPMG LLP

St. Louis, Missouri
June 28, 2005